NEWS RELEASE

THE ANDERSONS, INC. REPORTS FIRST QUARTER RESULTS
First Quarter Earnings of $0.14 per Diluted Share

MAUMEE, OHIO, MAY 5, 2015 The Andersons, Inc. (Nasdaq: ANDE) announces financial results for the first quarter ended March 31, 2015.

Highlights

•	Base grain pre-tax income up $6.9 million year over year

•	Rail Group leasing pre-tax income up 18 percent year over year

•	Ethanol Group pre-tax income of $5.3 million despite challenged markets

•	Good planting progress and higher ethanol margins point to a good full-year outlook

“As expected we experienced a soft start to 2015, yet conditions in the markets we serve give us optimism for the full year. During the first quarter we delivered year-over-year improvements in our core grain and rail leasing businesses. Additionally, our Ethanol Group remained profitable despite reduced industry margins during the seasonally weak first quarter,” said CEO Mike Anderson. “Also, we are successfully integrating our 2014 acquisitions which contributed more than $1.0 million in pre-tax income for the quarter.”

Key Highlights
Net income for the first quarter of 2015 attributable to the Company was $4.1 million, or $0.14 per diluted share. Last year net income was $22.7 million, or $0.80 per diluted share. When excluding the partial redemption of our investment in Lansing Trade Group last year, adjusted net income was $12.1 million, or $0.42 per diluted share. (See the Reconciliation to Adjusted Net Income Table for a discussion and reconciliation of income and adjusted income.) First quarter 2015 revenues were $950 million compared to $1.0 billion in revenues the same time last year.

•	The Ethanol Group achieved record first quarter ethanol production volumes and saw E-85 sales progress to a first quarter record as well.

•	The Rail Group’s utilization rate has increased for nine consecutive quarters and averaged 91.8 percent during the quarter.

•	The Rail Group’s lower pre-tax income was due to gains on railcar sales being down $6.3 million this quarter versus the same time last year.

•	The Plant Nutrient Group experienced lower volumes than expected this quarter due to poor weather conditions at the start of the planting season.

•	This quarter, the Company has merged the former Turf & Specialty and Plant Nutrient groups. Going forward the group will be known as the Plant Nutrient Group.

•	The Company repurchased 631,000 of The Andersons’ common shares during the quarter which offsets the shares issued as part of the acquisition of Auburn Bean & Grain.

Outlook

•	Solid fundamentals supporting the Company’s core businesses continue into 2015.

•
Corn acres to be planted in 2015 are estimated to be approximately 89 million acres, which is down slightly from 2014. Bean acres to be planted are estimated to be roughly 85 million acres, which is up slightly from 2014.

•	The anticipated corn acres creates a good environment for all three of the Company’s agricultural businesses.

•	Lower volume experienced by the Plant Nutrient Group during the past two quarters is expected to be substantially regained in the second quarter provided the weather is cooperative.

•	Relative to the first quarter, ethanol margins have improved which provides optimism for the Ethanol Group’s performance going forward.

•	The Rail Group is expected to have strong results as it continues to benefit from increased lease and utilization rates.

Conference Call
The Company will host a webcast on Wednesday, May 6, 2015 at 11:00 A.M. ET, to discuss its performance. To dial-in to the call, the number is 866-825-3209 (participant passcode is 28990476). It is recommended that you call 10 minutes before the conference call begins.

To access the webcast: Click on the link: http://edge.media-server.com/m/p/dwpegcgm/lan/en. Log on. Click on the phone icon at the bottom of the “webcast window” on the left side of the screen. Then, you will be provided with the conference call number and passcode. Click the gear set icon (left of the telephone icon) and select ‘Live Phone’ to synchronize the presentation with the audio on your phone. A replay of the call can also be accessed under the heading “Investor” on the Company website at www.andersonsinc.com.

Forward Looking Statements
This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

Company Description
Founded in Maumee, Ohio, in 1947, The Andersons is a diversified Company rooted in agriculture conducting business across North America in the grain, ethanol, plant nutrient and rail sectors. The Company also has a consumer retailing presence. For more information, visit The Andersons online at www.andersonsinc.com.

Investor Relations Contact
Jim Burmeister
Phone: 419-891-5848
E-mail: Jim_Burmeister@andersonsinc.com

The Andersons, Inc.
Condensed Consolidated Statements of Income
(unaudited)

(in thousands, except per share data)	Three months ended March 31,
	2015	2014
Sales and merchandising revenues	$950,090	$1,003,294
Cost of sales and merchandising revenues	866,777	926,519
Gross profit	83,313	76,775

Operating, administrative and general expenses	78,604	70,985
Interest expense	6,039	6,002
Other income:
Equity in earnings of affiliates, net	3,261	20,501
Other income, net	3,107	19,612
Income before income taxes	5,038	39,901
Income tax provision	1,093	13,872
Net income	3,945	26,029
Net (loss) income attributable to the noncontrolling interests	(152)	3,321
Net income attributable to The Andersons, Inc.	$4,097	$22,708

Per common share:
Basic earnings attributable to The Andersons, Inc. common shareholders	$0.14	$0.80
Diluted earnings attributable to The Andersons, Inc. common shareholders	$0.14	$0.80
Dividends declared	$0.14	$0.11

The Andersons, Inc.
Reconciliation to Adjusted Net Income (unaudited)

(in thousands, except per share data)	Three months ended March 31,
	2015	2014
Net income attributable to The Andersons, Inc.	$4,097	$22,708
Items impacting other income, net:
Partial redemption of investment in Lansing Trade Group	—	(10,656)
Total adjusting items	—	(10,656)
Adjusted net income attributable to The Andersons, Inc.	$4,097	$12,052

Diluted earnings attributable to The Andersons, Inc. common shareholders	$0.14	$0.80

Impact on diluted earnings per share	—	(0.38)
Adjusted diluted earnings per share	$0.14	$0.42

The Andersons, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	March 31, 2015	December 31, 2014	March 31, 2014
Assets
Current assets:
Cash and cash equivalents	$54,461	$114,704	$43,693
Restricted cash	685	429	652
Accounts receivable, net	209,928	183,059	191,972
Inventories	743,957	795,655	725,584
Commodity derivative assets - current	86,824	92,771	119,330
Deferred income taxes	12,878	7,337	9,104
Other current assets	65,017	60,492	48,214
Total current assets	1,173,750	1,254,447	1,138,549

Other assets:
Commodity derivative assets - noncurrent	243	507	1,365
Other assets, net	126,819	131,527	114,528
Pension asset	—	—	15,079
Equity method investments	222,082	226,857	232,396
	349,144	358,891	363,368
Railcar assets leased to others, net	313,095	297,747	237,534
Property, plant and equipment, net	451,638	453,607	386,132
Total assets	$2,287,627	$2,364,692	$2,125,583

Liabilities and equity
Current liabilities:
Short-term debt	$311,660	$2,166	$226,100
Accounts payable for grain	206,153	535,974	183,998
Other accounts payable	164,224	170,849	177,623
Customer prepayments and deferred revenue	130,254	99,617	124,981
Commodity derivative liabilities – current	55,401	64,075	32,153
Accrued expenses and other current liabilities	64,065	78,610	56,290
Current maturities of long-term debt	19,037	76,415	90,760
Total current liabilities	950,794	1,027,706	891,905

Other long-term liabilities	14,871	15,507	14,749
Commodity derivative liabilities – noncurrent	2,084	3,318	734
Employee benefit plan obligations	59,557	59,308	39,989
Long-term debt, less current maturities	323,258	298,638	306,161
Deferred income taxes	139,145	136,166	128,716
Total liabilities	1,489,709	1,540,643	1,382,254
Total equity	797,918	824,049	743,329
Total liabilities and equity	$2,287,627	$2,364,692	$2,125,583

The Andersons, Inc.
Segment Data
(Unaudited)

(in thousands)	Grain	Ethanol	Plant Nutrient	Rail	Retail	Other	Total
Three months ended March 31, 2015
Revenues from external customers	$585,162	$138,180	$153,951	$44,216	$28,581	$—	$950,090
Gross profit	29,725	6,286	21,966	17,322	8,014	—	83,313
Equity in earnings of affiliates	1,549	1,712	—	—	—	—	3,261
Other income, net	833	42	1,035	839	97	261	3,107
Income (loss) before income taxes	740	5,131	424	10,313	(2,183)	(9,387)	5,038
Loss attributable to the noncontrolling interests	(3)	(149)	—	—	—	—	(152)
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$743	$5,280	$424	$10,313	$(2,183)	$(9,387)	$5,190
Three months ended March 31, 2014
Revenues from external customers	$583,159	$188,820	$151,355	$52,302	$27,658	$—	$1,003,294
Gross profit	17,008	7,365	22,550	21,865	7,987	—	76,775
Equity in earnings of affiliates	1,884	18,617	—	—	—	—	20,501
Other income (expense), net	18,346	(226)	492	710	112	178	19,612
Income (loss) before income taxes	11,303	23,148	(36)	15,045	(2,335)	(7,224)	39,901
Income (loss) attributable to the noncontrolling interest	(3)	3,324	—	—	—	—	3,321
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$11,306	$19,824	$(36)	$15,045	$(2,335)	$(7,224)	$36,580
(a) Income (loss) before income taxes attributable to The Andersons, Inc. for each Group is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income (loss).